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                             [Letterhead Ultrafem]


October 29, 1996


Mr. Jeffrey Hill
Meridian Consulting Group
274 Riverside Avenue
Westport, CT 06880

Dear Jeff:

This letter agreement serves to memorialize our understanding with respect to which you (Meridian Consulting Group) will continue to provide on-going sales management to us (Ultrafem, Inc.) for the introduction of INSTEAD(TM). This letter restates and supersedes the letter agreement between us dated April 11, 1996. As you know, we plan to continue the introduction of INSTEAD(TM) into approximately 8% of the United States during the Fall of 1996 and to begin Wave II (the expansion of the introduction of INSTEAD(TM) into approximately an additional 16% of the United States market) in April, 1997.

If during the term of this agreement the launch to expanded geography (beyond approximately, 25%) results in a significant change in broker field sales activity levels, then the terms of this agreement will be re-evaluated.

Part I - On-Going Broker Management

You have agreed to provide us with the full breadth of Sales Management capability which will be required in connection with the introduction of and ongoing management of, INSTEAD(TM). In this capacity your responsibilities include:

I. Developing The Sales Strategy: You will meet in person with brokers for the following:

      -   Developing the Sell-In Strategy
      -   By Class of Trade/Customer
      -   Distribution Objectives
      -   Promotional Objectives
      -   Pricing Objectives (Feature and Everyday)
      -   Shelving Objectives

      -   Developing Short Term (Quarterly) Goals
      -   Developing Long Term (Annual) Goals
      -   Full Analytics at the Class of Trade Level by Market


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Mr. Jeffrey Hill
October 30, 1996
Page 2


           - Development of Fully Customized Key Account Presentations (the "Customized Presentations") currently Committed to 8 target presentations at a total cost of $64,000 (or an incremental $8K per account). These 8 target presentations are dependant on the timing of Wave II and therefore subject to change at Ultrafem's discretion.

      --   Coordinating Introductory Headquarter Calls
      --   Follow Up/Summary to Introductory Presentations
      --   Scorecard of Sell-In Acceptance
      --   Assisting Development of Pipeline and On-Going Volume Goals
      --   Assisting Development of SKU Breakout and On-Going SKU Sales Volume
      --   Managing National Accounts
      --   Headquarter Calls
      --   Account Specific Requests

II. Management Reporting

      - Summarize Status vs. Goal (including weekly updates)
      - Identifying Risks/Oportunities In Objectives
        -- Identify Programming to Address Barriers
        -- Develop Contingency Plans
      - Evaluating Broker Performance - Factory & Nielsen
        -- Short Term Goals
        -- Long Term Goals
      - Identifying/Eliminating Unnecessary Spending

III. On-Going Broker Management

      - Executional Steps Required to Support the Business
      - Business Forecasting
        -- Sales Tracking - Actual vs. Forecast
           o Monthly
           o Quarterly
           o Yearly

      - Tracking Profitabiity with Regard to Trade Spending
      - Participation in Key Account Presentations
      - All Logistics and Customization of the Support Issues Between the Customer and Ultrafem, Inc. to be Handled by Ultrafem, Inc.
      - Communications of Promotions, Deals, Advertising, PR/Professional Support, Ad Slicks, Displays, etc. (Specific Promotional Development Will be done Separately)
      - Providing Sales Updates

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Mr. Jeffrey Hill
October 30, 1996
Page 3


In addition to providing sufficient resources to implement the foregoing, you agree (i) that you will continue to assign Gene Moriarity to work full-time with Ultrafem as the acting Vice President of Sales, and (ii) that, without limiting your obligations under clause (i) of this sentence, if for any reason, Mr. Moriarity ceases to work full-time in such capacity with Ultrafem, you will hire one person who shall be satisfactory to us in our sole discretion to serve as an "acting Vice President of Sales. " You agree to have this person commence employment within one month of Mr. Moriarity ceasing to work full-time in such capacity. The acting Vice President of Sales shall devote his/her entire business time and effort during the term of this letter agreement to the management of our on-going broker field sales and related Sales activities.

The fee for your services to be rendered hereunder shall be an amount equal to $42,500 per month. Such fee has been paid in advance through December 31, 1996. The monthly fee shall be increased as follows: Three months prior to the initial ship date for the Wave II introduction of INSTEAD(TM) into an additional 16% of the United States market, which is currently scheduled for April 1, 1997, the fee for your services to be rendered hereunder shall be increased to $58,000 per month. We may reschedule the initial ship date for the Wave II introduction of INSTEAD(TM) into an additional 16% of the United States market, and will give you notice of any rescheduling of such date at least 15 days in advance the date of your scheduled fee increase. You will bill us this monthly retainer, as well as any additional fees for any Customized Presentations, on the first of each month, with payment due 30 days after our receipt of the invoice.

Part II - Special Advanced Strategic Planning

In addition to your agreement to provide on-going sales management to us as specified in Part I above, this letter agreement also serves to memorialize our understanding with respect to which you will perform and complete certain special strategic planning which we have requested of you, for the fee set forth opposite such service in the chart below. You understand INSTEAD(TM) is being introduced in a staged roll out in the full United States market, where Wave I represents INSTEAD(TM)'s introduction into 8% of the United States market, and Wave II represents INSTEAD(TM)'s introduction into approximately an additional 16% of the United States market. The subsequent stages of the roll out, which have not yet been fully delineated, are referred to herein as Wave III through Wave VI, with Wave VI representing full United States distribution.

--------------------------------------------------------------------------------
                                                 Estimated        Estimated Date
Strategic Planning                      Fee      Start Date       of Completion
--------------------------------------------------------------------------------

Prioritize Market Selection for Waves  $60,000   Immediately upon    2 months
II through VI                                    signing
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Evaluate Mass Opportunity for          $30,000   Immediately upon    1 month
Waves II through VI                              signing
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Mr. Jeffrey Hill
October 30, 1996
Page 4


--------------------------------------------------------------------------------

Preliminary Volumetrics, Trade         $25,000   Immediately upon    1 month
Budgets, Timing for Wave II                      signing
--------------------------------------------------------------------------------

Preliminary Volumetrics, Trade         $25,000   6 months prior to   1 month
Budgets, Timing for Wave III                     shipment
--------------------------------------------------------------------------------

The payment schedule for the above items shall be as follows: you will receive 55% of the fee for each item at the start of the assignment, 25% of the fee at the midpoint of the assignment, and 20% of the fee upon completion of the assignment. We reserve the right to change the Start Date for any of the items listed above provided that we give you a minimum of two weeks notice.

Part III - General

You agree to provide the services hereunder in a first rate, high quality manner, consistent with your and our reputations and the image we are seeking to establish for INSTEAD(TM). The provision of your services hereunder shall be subject to our supervision. Neither you nor any of your employees (including without limitation the acting Vice President of Sales) shall have the authority to bind us without our prior written consent.

The term of this letter agreement shall commence on the date hereof and end on December 1, 1997. The term of this letter agreement may be extended at our option; any such extension shall be based upon a mutually acceptable responsibility and fee structure. If upon the expiration or termination of this agreement, by either party for any reason, a mutually acceptable responsibility and fee structure cannot be arranged, you will provide us with transitional services, at the monthly fee in effect prior to such expiration or termination, for a reasonable period which shall not exceed six months.

In addition to the fees payable to you above, you will be reimbursed for the following out-of-pocket expenses:

      1. Travel/related out-of-pocket expenses (which need to be agreed by us in advance);

      2. Any research/data collection costs associated with pursuing this initiative (which need to be agreed by us in advance);

      3. Any production charges associated with the activity (which need to be agreed to by us in advance); and

      4. Office expenses including: phone, fax, postage, etc.

      All out-of-pocket expenses are due and payable within thirty (30) days after invoicing.

It is understood that any cancellation of the arrangement prior to December 1, 1997 would result in a cancellation fee equal to the full unpaid balance due under Part I of the agreement, plus all unpaid out-of-pocket expenses, provided that prior to the cancellation Meridian has complied



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Mr. Jeffrey Hill
October 30, 1996
Page 5


with the terms of this agreement, and that at the time of cancellation of the agreement, Mr. Moriarity or a suitable replacement is acting as Vice President of Sales.

This letter agreement constitutes the entire agreement between the parties and supersedes all prior agreements, including, without limitation, the letter agreement dated April 11, 1996, with respect to the subject matter hereof. This letter agreement shall be governed by the internal laws of the State of New York.

If the foregoing correctly sets forth your understanding of our agreement, please sign in the space provided below. An extra copy has been provided for your files. If we do not receive a fully executed copy of this letter from you on or before November 8, 1996, this letter agreement shall be deemed null and void.

AGREED TO FOR MERIDIAN                  AGREED TO FOR ULTRAFEM, INC.
CONSULTING GROUP, INC.

By:  /s/ [ILLEGIBLE]                    By:  /s/ Dori M. Reap
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Title: Managing Director                Title: SVP & CFO
       -------------------------               -----------------------------
Date:  11/1/96                          Date:  11/7/96
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